Exhibit 99.1

CONTACT:

George R. Mahoney, Jr.

Executive Vice President

(704) 814-3252

http://www.familydollar.com

For Immediate Release

FAMILY DOLLAR REPORTS RECORD SALES AND EARNINGS

FOR THE FOURTH QUARTER AND FOR FISCAL 2002;

FOUNDER AND CHAIRMAN OF THE BOARD ANNOUNCES PLANS TO RETIRE

MATTHEWS, NC, October 2, 2002 — Family Dollar Stores, Inc. (NYSE: FDO), a discount store chain operating 4,615 stores in 41 states, reported that sales and earnings for the fourth quarter and for the fiscal year ended August 31, 2002, were the highest in the Company’s history.  For the fourth quarter ended August 31, 2002, sales were $1,058.3 million, or 14.9% above sales of $920.8 million for the fourth quarter ended September 1, 2001.  Net income was $41.9 million, or 22.9% above net income of $34.1 million for the fourth quarter of the prior fiscal year, and net income per diluted share increased to $.24 from $.20.

     Sales for the fifty-two weeks in the fiscal year ended August 31, 2002, were $4,162.7 million, or 13.6% above sales of $3,665.4 million for the fifty-three weeks in the fiscal year ended September 1, 2001.  Net income was $216.9 million for fiscal 2002, or 14.5% above net income of $189.5 million for fiscal 2001, and net income per diluted share increased to $1.25 from $1.10.  The calendar followed by the Company and most retailers included a non-comparative fifth week in January 2001 resulting in an extra week in last year’s second quarter.  As previously reported, sales for the fifth week in January 2001 were approximately $66.5 million.

     The sales gains in the fourth quarter are attributable to increased sales in existing stores and to sales from new stores opened as part of the Company’s store expansion program.  Sales in existing stores increased approximately 4.4% in the fourth quarter ended August 31, 2002, above the comparable period last year, including an increase of approximately 7.4% in sales of hardlines and a decrease of approximately 5.1 % in sales of softlines.  The customer count, as measured by the number of register transactions in existing stores, increased approximately 2.2%, and the average transaction increased approximately 2.1% to $8.62.

     Excluding the non-comparative fifth week in January 2001, sales in existing stores for comparable fifty-two week periods increased approximately 5.8%.  This included an increase of approximately 8.4% in sales of hardlines and a decrease of approximately 1.7% in sales of softlines.  In fiscal 2002, the customer count increased approximately 3.8% and the average transaction increased approximately 1.9% to $8.73.

     The increase in total sales also is attributable to sales from new stores.  During the fourth quarter ended August 31, 2002, 189 new stores opened and 4 stores closed.  During the fiscal year, the Company opened 525 stores, representing the largest number of openings in any one year in Family Dollar’s history.  Fifty stores were closed and at the end of the fiscal year on August 31, 2002, 4,616 stores were operating in 41 states.

     In commenting on the record operating results in the fourth quarter and fiscal year ended August 31, 2002, Howard R. Levine, President and Chief Executive Officer, noted that with the 22.9% increase in earnings in the fourth quarter, the Company has now reported 26 consecutive quarters of earnings increases.  Family Dollar also continues to gain market share as customers respond favorably to the good values offered in a wider selection of low priced, basic consumable merchandise in departments such as food, household chemicals and paper products.  The Company made room for additional hardlines consumables by reducing space allocated to shoes in a program that was completed in all stores in January 2002.

     As previously reported the Company’s plan is for sales in existing stores in the five week period ending October 5, 2002, to increase in the 3% to 5% range.  Through October 1, sales in existing stores are within this range.  The Company’s plan for the first quarter ending November 30, 2002, and the fiscal year ending August 30, 2003, also is for sales in existing stores to increase in the 3% to 5% range.

     Assuming existing store sales increases in the 3% to 5% range, and with additional sales being generated by the opening of 575 new stores, the Company’s plan is for net income per share of Common Stock to increase approximately 14% to 16% in fiscal 2003.  The comparison in the first quarter of the current fiscal year is more difficult due to Thanksgiving falling later this year (November 28 versus November 22).  As a result, there will be fewer shopping days after Thanksgiving in the first quarter this year.  The Company’s plan also assumes that the gross profit margin as a percent to sales this fiscal year will be at approximately the same level as last fiscal year and that expenses as a percent to sales will also remain relatively consistent with last fiscal year.

     Mr. Levine concluded that:  “Although the economy has not been strong for several years, our Company has performed well reporting quarter over quarter sales and earnings increases.  Family Dollar had no long-term or short-term debt at the end of the fiscal year and our financial strength permits us to continue to make substantial investments in the Company’s future.  In fiscal 2003 with expected capital expenditures of about $225 million, we plan to open approximately 575 new stores, expand or relocate 150 stores, open a seventh distribution center and continue to implement new supply chain systems.  As was the case last fiscal year, we expect the difficult retail sales environment to continue and are planning seasonal and fashion purchases conservatively and closely monitoring expenses.  Based on our proven record of performance in tough economic times and our single-minded focus on providing customers with good values in low priced, basic merchandise, we are confident Family Dollar will continue to report strong sales, gain market share and increase profitability.”

     Mr. Leon Levine, age 65, has announced that he plans to retire as Chairman of the Board when his term expires at the Annual Meeting of Stockholders in January 2003.  Mr. Levine stated that Family Dollar has a strong management team and the orderly transition that included the promotion of his son, Howard R. Levine, to President of the Company in April 1997, and Chief Executive Officer in August 1998, is now complete.  Howard R. Levine stated that:  “Leon Levine is one of the giants of the retail discount industry.  In the 43 years since he opened the first Family Dollar store in 1959, he has been our leader in building one of the fastest growing and most profitable retail chains in the country.  After his retirement, he will hold the honorary title of “Founder and Chairman Emeritus”.”  The fourth quarter results include a one-time charge of $1.3 million representing the present value of certain benefits beginning after Mr. Levine’s retirement.  The benefits include continuation of medical and liability insurance coverage, ongoing use of office space, and up to 30 hours per year use of Company aircraft.  There is no consulting agreement or any other supplemental retirement or pension plan, other than a 401(k) Plan under which the Company’s contributions to Mr. Levine’s account, averaging less than $3,000 per year in recent years, will cease upon his retirement.

     Family Dollar will host a conference call today, October 2, 2002, at 10:00 A.M. ET to discuss the financial results.  If you wish to listen, please call (334) 420-1231 at least 10 minutes before the call is scheduled to begin. A replay of the call will be available from about 1:00 P.M. ET, October 2, 2002, until 6:00 P.M. ET, October 3, 2002, by calling 703-925-2474 and entering the access code 2317757. There also will be a live webcast of the conference call that can be accessed at: http://www.familydollar.com/investors.asp or by going to http://www.familydollar.com and clicking on the Investors section and then clicking on the webcast icon.  A replay of the webcast will be available at the same address after 2:00 P.M. ET, October 2, 2002.

     Certain statements contained in this press release which are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address the Company’s plans and activities or events which the Company expects will or may occur in the future.  A number of important factors could cause actual results to differ materially from those expressed in any forward-looking statements.  Such factors include, but are not limited to, competitive factors and pricing pressures, general economic conditions, the impact of acts of war or terrorism, changes in consumer demand and product mix, unusual weather that may temporarily impact sales, inflation, merchandise supply constraints, general transportation delays or interruptions, dependence on imports, changes in currency exchange rates, tariffs, quotas, and freight rates, availability of real estate, costs and delays associated with building, opening and operating new distribution facilities and stores, costs and potential problems associated with the implementation of new systems and technology, including supply chain systems and electronic commerce, changes in energy prices and the impact on consumer spending and the Company’s costs, and the effects of legislation on wage levels and entitlement programs.  Consequently, all of the forward-looking statements made are qualified by these and other factors, risks and uncertainties.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.

The figures are as follows

(In thousands, except per share amounts)

	Fourth Quarter Ended
	August 31, 2002	September 1, 2001

Net Sales	$1,058,272	$920,809

Cost of Sales	716,858	630,013

Gross Margin	341,414	290,796

Selling, General and Administrative Expenses	275,439	237,058

Income Before Income Taxes	65,975	53,738

Income Taxes	24,081	19,638

Net Income	41,894	34,100

Net Income Per Common Share-Basic	$.24	$.20

Average Shares-Basic	173,277	171,902

Net Income Per Common Share-Diluted	$.24	$.20

Average Shares-Diluted	174,322	173,241

Dividends Declared Per Common Share	$.06-1/2	$.06

	Fiscal Year Ended
	August 31, 2002	September 1, 2001

Net Sales	$4,162,652	$3,665,362

Cost of Sales	2,766,733	2,439,261

Gross Margin	1,395,919	1,226,101

Selling, General and Administrative Expenses	1,054,298	927,679

Income Before Income Taxes	341,621	298,422

Income Taxes	124,692	108,917

Net Income	216,929	189,505

Net Income Per Common Share-Basic	$1.26	$1.10

Average Shares-Basic	172,800	171,568

Net Income Per Common Share-Diluted	$1.25	$1.10

Average Shares-Diluted	174,049	172,774

Dividends Declared Per Common Share	$.25-1/2	$.23-1/2

Consolidated Balance Sheets

(In thousands, except share amounts)

	Fiscal Year Ended
	August 31, 2002	September 1, 2001

ASSETS
Current assets:
Cash and cash equivalents	$220,265	$21,753

Merchandise inventories	766,631	721,560

Deferred income taxes	49,941	43,985

Income tax refund receivable	6,469	4,936

Prepayments and other current assets	12,553	15,031

Total current assets	$1,055,859	$807,265

Property and equipment, net	685,617	580,879

Other assets	13,143	11,601

	$1,754,619	$1,399,745
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$381,164	$264,965

Accrued liabilities	149,616	125,329

Total current liabilities	530,780	390,294

Deferred income taxes	$68,891	$50,436

Commitments and contingencies

Shareholders’ equity:
Preferred stock, $1 par; authorized and unissued 500,000 shares
Common stock, $.10 par; authorized 600,000,000 shares at August 31, 2002, and 300,000,000 shares at September 1, 2001	$18,583	$18,454

Capital in excess of par	63,294	40,318

Retained earnings	1,118,015	945,192

	1,199,892	1,003,964

Less common stock held in treasury, at cost	44,944	44,949

	1,154,948	959,015

	$1,754,619	$1,399,745

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